Exhibit 99.1

May 24, 2004

Dear shareholder:

We recently mailed you proxy materials in connection with our upcoming Annual Meeting of Shareholders, to be held on June 22, 2004. Proposal 2, the amendment to our 1999 Stock Option Plan and Proposal 3, the amendment to our Articles of Incorporation, are not considered routine matters. If you hold your shares in “street name,” your stock brokerage may not vote your shares on those matters. Therefore, if your shares are held in street name you will need to direct your broker on how you would like him or her to vote your shares.

With regard to the second proposal, we are asking the shareholders to approve the amendment of our 1999 Stock Option Plan to reserve an additional 175,000 shares for issuance upon exercise of options. We have always kept the number of reserved shares at what we believe to be a reasonable level relative to the number of our shares that are outstanding, between approximately 13% and 19%. The approval of this amendment will not change that practice. To assist you in your consideration, information concerning our currently outstanding options and the pro forma effect of this amendment is printed on the reverse of this letter.

With regard to the third proposal to be considered at the Annual Meeting, we are asking shareholders to approve an amendment to our Amended and Restated Articles of Incorporation to eliminate certain supermajority voting requirements. This proposed amendment requires the approval of 75% of our outstanding shares of common stock and is intended to give our shareholders more flexibility with regard to our corporate governance and any potential acquisition.

If you have not submitted your proxy, we urge you to do so now so that we may avoid any costly delays or adjournments. If you would like to change your proxy, you may submit a new proxy at this time. To assist you, we have enclosed a Proxy Card and a postage pre-paid envelope for your use.

As always, we thank you for your cooperation and continued support.

Sincerely,

/s/ Michael L. McMullan
Michael L. McMullan
President and Chief Executive Officer

SUPPLEMENTAL PROXY STATEMENT OPTION INFORMATION

RESERVED SHARES AS A PERCENTAGE OF OUTSTANDING SHARES

December 31	Shares Outstanding	Shares Reserved for Options	Percentage of Reserved to Outstanding Shares
1999	1,165,370	150,000	12.87%
2000	1,165,370	150,000	12.87%
2001	1,165,370	150,000	12.87%
2002	2,079,199	400,000	19.24%
2003	3,079,199	400,000	12.99%
Pro Forma[1]	3,831,816	575,000	15.01%

1)	Giving effect to the acquisition of Horizon Financial Corp. and the amendment of the 1999 Stock Option Plan

AGGREGATED VALUE OF IN-THE-MONEY OPTIONS AT DECEMBER 31, 2003

Name	Number of Shares Underlying Unexercised Options at December 31, 2003 Exercisable / Unexercisable	Value of Unexercised In-the Money Options at December 31, 2003 Exercisable /Unexercisable
Michael L. McMullan	38,500 / 34,000	$182,490 / $148,360
Martin P. Mahan	6,500 / 26,000	$30,810 / $110,440
John B. James	5,300 / 16,000	$25,122 / $75,840
Craig D. Sherman	20,000 / 0	$94,800 / $0
Julie W. Husler	0 / 8,000	$0 / $37,920
All Outstanding Options	199,800 / 111,999	$498,627 / $888,309

INTENDED GRANTS IF THE AMENDMENT IS ADOPTED

Name	Number of Shares Subject to Options
Scott Zykoski	15,000
Caroline Watkins	5,000
Richard M. Fritz, Jr	5,000
Scott J. Wall	4,000
Cindy Thibault	3,000
All Executive Officers as a Group	—
Non-Executive Officer Directors as a Group	—
Non-Executive Officer Employees as a Group	32,000